Exhibit 99.1

                   Digital Recorders, Inc. Announces
 Participation in APTA Bus & Paratransit Show; APTA Says U.S. Public
  Transportation Ridership Has Increased by 25.1 Percent Since 1995

    DALLAS--(BUSINESS WIRE)--April 27, 2006--Digital Recorders, Inc.
(DRI) (Nasdaq:TBUS), a technology leader in transportation, law enforcement, and security digital communications systems, announced today its Digital Recorders (DR) division and TwinVision na, Inc.
(TVna) business unit, both based in Research Triangle Park, N.C., will be exhibiting at the American Public Transportation Association (APTA) Bus & Paratransit Show slated April 30-May 3, 2006, at the Marriott Hotel in Orange County, Calif.
    "APTA's Bus & Paratransit Show attracts transit industry leaders from around the globe. Our DR and TVna staff will be on hand at this annual industry event to discuss products and services with attendees at Booth #505," David L. Turney, DRI's Chairman, Chief Executive Officer and President, said.

    U.S. RIDERSHIP CONTINUES TO INCREASE

    APTA recently announced that people took more than 9.7 billion trips on U.S. public transportation systems in 2005, with public transportation growing at a faster rate than highway travel at 1.3 percent vs. 0.1 percent, respectively. Since 1995, public transportation usage has increased by 25.1 percent compared to the
22.5 percent growth rate of highway vehicle miles traveled.
    "APTA President William W. Millar recently said, 'As gas prices soar, Americans around the country are turning to public transportation in record levels. The spike in gas prices is causing many people to look for ways to save money; in fact, the use of public transit is the single quickest way most Americans can beat the high cost of gasoline.' Management concurs with Mr. Millar's comments. When people use public transportation, DRI and its stakeholders also benefit as we provide many of the nation's public transit vehicles with technologically advanced fleet management and communication systems," Mr. Turney said.
    According to the "APTA Ridership Report: Fourth Quarter 2005" (the APTA report), light rail including modern streetcars, trolleys, and heritage trolleys had the highest percentage of increase among all modes, with a 6.0 percent increase in 2005. Some light rail systems showed double digit increases in ridership: Minneapolis (168.9 percent); Houston (38.0 percent); New Jersey (17.8 percent); Salt Lake City (13.3 percent); Sacramento (12.8 percent); and Los Angeles (10.5 percent).
    Ridership on commuter rail posted the second largest increase at
2.8 percent, according to the APTA report. The top five commuter rail systems with the highest ridership increases for 2005 were: San Carlos, Calif. (12.5 percent); Chesterton, Ind. (7.3 percent); Harrisburg (6.7 percent); Philadelphia (5.4 percent); and New Jersey (5.3 percent).
    Other modes saw modest increases in ridership in 2005, according to the APTA report. Heavy rail ridership increased by 2.3 percent, despite work stoppages in Philadelphia and New York City. Demand response (paratransit) ridership increased by 2.5 percent and transit bus ridership increased 0.4 percent. However, there were major increases by some large bus agencies in the following cities:
Minneapolis (14.5 percent); Dallas (7.5 percent); the Pace system in suburban Chicago (7.4 percent); and San Antonio (5.8 percent).
    For more information about the APTA report, go to http://www.apta.com/research/stats/ridership/.

    ABOUT APTA

    APTA is a non-profit international association of 1,600 member organizations, including public transportation systems; planning, design, construction and finance firms; product and service providers; academic institutions; and state associations and departments of transportation. APTA members serve the public interest by providing safe, efficient and economical public transportation services and products. APTA members serve more than 90 percent of persons using public transportation in the United States and Canada.

    ABOUT THE DIGITAL RECORDERS DIVISION

    The Company's DR division designs, manufactures, sells, and services intelligent transportation products for the transit industry. Products include: Talking Bus(R) automatic voice announcement systems; Digital Recorders(R) Internet-based passenger information and automatic vehicle location/monitoring systems; VacTell(TM) video actionable intelligence systems; and more. For more information about the Company's DR division, go to www.talkingbus.com.

    ABOUT THE TWINVISION NA, INC. BUSINESS UNIT

    Established in 1996, TwinVision na, Inc. designs, manufactures, sells, and services TwinVision(R) electronic destination sign systems used on public transit vehicles. For more information about the Company's TVna business unit, go to www.twinvisionsigns.com.

    ABOUT THE COMPANY

    Digital Recorders, Inc. is a technology leader in transportation, law enforcement, and security digital communications systems using proprietary hardware and software applications. Our products improve the flow and mobility of people through transportation infrastructure, mitigate security threats, and enhance law enforcement agencies' surveillance capabilities. Our transportation communications products -- TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Digital Recorders(R) Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell(TM) video actionable intelligence systems -- enhance public transportation and mitigate security threats worldwide. Our electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and noise cancellation equipment, help law-enforcement agencies around the globe arrest and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

    FORWARD-LOOKING STATEMENTS

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning APTA and its survey results, statements made by APTA President William W. Millar, any implication that increased ridership will necessarily lead to improved revenues or business prospects for the Company, as well as any statement, express or implied, concerning future events or expectations is a forward-looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including risks and uncertainties that the assumptions behind the APTA survey results or statements made by APTA President William W. Millar will prove accurate, and risks and uncertainties that increased ridership will be sustained or will lead to higher revenues or improved business prospects will prove inaccurate, as well as other risks and uncertainties set forth in our Annual Report on 10-K filed Monday, April 17, 2006, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.



    CONTACT: Veronica B. Marks
             Manager, Corporate Communications
             Digital Recorders, Inc.
             Phone: (214) 378-4776
             Fax: (214) 378-8437
             E-Mail: veronicam@digrec.com